Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP. ANNOUNCES
COST REDUCTION ACTIONS RELATED TO TWO SMALL PRODUCT LINES

Melville, New York – August 18, 2009 – Comtech Telecommunications Corp. (NASDAQ: CMTL) announced today that it has sold, for approximately $2.0 million, certain assets and liabilities relating to its Tiernan-branded video encoder and decoder product lines. In addition, the Company announced that it will no longer market certain fiberglass antenna products to commercial broadcast customers. In connection with both of these actions, the Company will record a pre-tax charge to earnings in the fourth quarter of fiscal 2009.

Fred Kornberg, President and Chief Executive Officer, stated, “As fiscal 2009 came to a close, we initiated these actions to further focus our efforts on product lines in which we have clear market-leadership positions. We look forward to the release of our fourth quarter and full-year fiscal 2009 results and we continue to be optimistic that fiscal 2010 will be a year of strong revenue and EPS growth for Comtech.”

The Company anticipates reporting its fourth quarter and year-end results in the third week of September and will, at that time, provide further information concerning the anticipated cost-reduction benefits of these product line actions.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable or ineffective. The Company conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
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Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
Jerome Kapelus, Senior Vice President, Strategy and Business Development
(631) 962-7000
Info@comtechtel.com